Exhibit 10.10

Execution Version

Milan Parent, LLC

June 15, 2021

Liz Allison

Dear Liz:

It is our pleasure to extend the following job opportunity on behalf of Milan Parent, LLC (“Milan”). This letter (“Offer Letter”) serves as confirmation of our offer and shall be effective as of June 4, 2021 (the “Effective Date”). The terms of your employment relationship with Milan are set forth below:

Position Title: President of Milan (or any of its current or future subsidiaries or affiliates as may employ you from time to time), reporting to Milan’s Chief Executive Officer.

Start Date: July 19, 2021 (your “Start Date”).

Salary: $400,000 base salary per year (“Annual Base Salary”). Your Annual Base Salary may be subject to periodic review and adjustment.

Bonus: You are eligible for a discretionary semi-annual bonus in an amount equal to up to a total annual amount of $100,000, with the bonus based on achievement of company and individual performance criteria. All bonus payments are made at the discretion of Milan and may be dependent upon the overall performance of the organization. You will be eligible for a pro-rated portion of the 2021 annual bonus, based on your Start Date. The payment of any bonus will be paid in a lump sum in accordance with Milan’s standard payroll practices and subject to your continued employment through the date of payment.

Management Incentive Program:

In the event of and following the consummation of Milan’s, or a designated subsidiary or affiliate of Milan’s, initial public offering by July 19, 2022 (the “IPO”), in connection with the IPO, subject to the approval of the public company’s board of directors (or a committee thereof), you will be entitled to receive:

(a)               stock options under the public company equity plan to purchase shares representing a 1% ownership interest in Milan on a fully diluted basis, with a per share exercise price equal to the price per share at which shares are first sold in the IPO as specified in the final prospectus for the IPO, with a time-based vesting schedule and other terms to be determined at the time of the IPO taking into account the recommendations of a third-party compensation consultant engaged by Milan, provided that, the time-based vesting schedule shall be no longer than five years from the date of the consummation of the IPO, and

(b)               restricted stock units under the public company equity plan based on a number of shares with a fair value equal to $1,500,000 as of the date of the consummation of the IPO, determined by dividing $1,500,000 by the price per share at which shares are first sold in the IPO as specified in the final prospectus for the IPO, which, subject to your continued employment, will vest in their entirety upon the third anniversary of your Start Date and shall be granted as soon as reasonably practicable following the date of the consummation of the IPO. The stock options and restricted stock units will be subject to customary restrictive covenants set forth in the respective award agreements. In the event you are terminated by Milan without Cause (as defined in the then-applicable public company equity plan pursuant to which such restricted stock units are granted under) on or following July 19, 2022, a pro-rata portion of your unvested restricted stock units will vest, based upon the number of days you were actively and continuously employed with Milan from your Start Date through such termination date.

In the event the IPO is not consummated by July 19, 2022, you will be entitled to receive (a) a phantom equity grant under Milan’s 2019 Phantom Incentive Equity Plan (the “Phantom Plan”) assuming a $1,000,000,000 equity valuation of Milan and equal to a notional 1% ownership interest in Milan (the “Initial Phantom Grant”), and (b) at the board’s discretion, an additional phantom equity grant under the Phantom Plan up to a notional 0.5% ownership interest in Milan, based upon the Q4 2021 valuation of Milan, as determined in the good faith discretion of the board (the “Discretionary Phantom Grant”). The Initial Phantom Grant and the Discretionary Phantom grant will each vest in five equal annual installments, with the Initial Phantom Grant vesting commencing on your State Date and the Discretionary Phantom Grant vesting commencing on the six-month anniversary of your Start Date, and, in each case, will be subject to customary restrictive covenants set forth in the respective award agreements. For the avoidance of doubt, neither the Initial Phantom Grant nor the Discretionary Phantom Grant will vest based on any Company performance conditions.

For purposes of the Initial Phantom Grant and the Discretionary Phantom Grant, subsection (y) of the applicable definition of “Qualifying Termination” under the Phantom Plan shall be deleted and replaced with the following “by the Participant for any reason”.

Sign -On Payment: A one-time lump sum cash payment of $100,000 payable in accordance with Milan’s standard payroll policies, payable to you on the date you receive your first paycheck following your Start Date, subject to your continued employment through the payment date.

Benefits: As an employee of Milan, you will be eligible for a comprehensive benefits and 401(k) package offered to regular full-time employees. Details of this package will be reviewed with you on your first day of employment. Please note, these specifics could change based on Milan’s provider at the time of enrollment and Milan reserves the right to add, change, or discontinue benefits.

Severance: If at any point, you are terminated by Milan without Cause (as defined in the Phantom Plan), you will receive (a) one year of base salary payable within 30 days of termination and, and (b) if you elect COBRA, the Company shall cover your monthly premiums under the Company’s group health plan for one year following your termination date (or, if sooner, the date you become eligible for health insurance benefits from a subsequent employer) ((a) and (b)) collectively, the “Severance Benefits ”). If you voluntarily resign or terminate employment, you shall not be entitled to the Severance Benefits.

Terms and Conditions: Please understand that this offer is being made contingent upon successful completion of a background check. You will also be required to present documentation on your Start Date verifying your eligibility to work (passport, driver’s license, social security card, etc.) and complete the mandatory Form I-9 required by the Immigration Reform and Control Act. By signing below, you represent and warrant that you are not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by you entering into this agreement and/or providing services to Milan. This Offer Letter shall be construed and governed under the laws of the State of Delaware. Any equity incentive or phantom incentive grants awarded to you under this letter are, in each case, subject to board approval. In connection with the commencement of your employment, you will be subject to certain restrictive covenants, including non-competition and non-solicitation of customers and employees during the period of your employment with Milan and for a period of two years thereafter. Any bonus or other payments or benefits provided under this Offer Letter, an employment agreement or any other definitive agreements between you and Milan will be structured in a manner that is intended to comply with or otherwise be exempt from Section 409A of the U.S. Internal Revenue Code and the regulations and guidance thereunder. All forms of compensation referred to in this Offer Letter are subject to deductions and withholdings as required by law or as may be authorized by you.

Execution Version

Liz, congratulations on your new role! We are certain that you will make an important contribution to the success of Milan. Please sign and return this offer letter to us. If you need any additional information or clarification, please do not hesitate to give us a call.

Sincerely,

Shikhar Saxena

Abe Schumacher

The signatures below signify acceptance of this offer:

/s/ Liz Allison
Liz Allison	Date	6/15/2021

/s/ Shikhar Saxena
Shikhar Saxena	Date	6/15/2021

/s/ Abe Schumacher
Abe Schumacher	Date	6/15/2021